EXHIBIT 35.2

         Annual Servicer's Statement as to Compliance for the year ended
                                December 31, 2006
                         (The Huntington National Bank)


                   SERVICER ANNUAL STATEMENT AS TO COMPLIANCE

I, Timothy Barber certify that I am a duly elected senior vice president of The Huntington National Bank, a national banking association (the "Bank"), authorized to execute and deliver this certificate in the name and on behalf of the Bank, as required by Section 6.02 of the Servicing Agreement, dated as of August 2, 2006 (the "Servicing Agreement"), among the Bank, as servicer (in such capacity, the "Servicer"), and Goldman Sachs Mortgage Company, as master servicer, and further certify in the name of and behalf of the Servicer, that:

         1. A review of the activities of the Servicer and of the performance of its obligations under the Servicing Agreement during the period from August 2, 2006 to and including December 31, 2006 (the "Review Period") was conducted under the supervision of the undersigned.

         2. Based on my knowledge and such review, the Servicer has fulfilled its obligations under the Servicing Agreement during the applicable Review Period and there is no significant deficiency known by the undersigned with respect to the applicable Review Period which has not been disclosed herein.

         IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: March 23, 2007                               By: /s/ Timothy Barber
                                                        ------------------
                                                    Name:  Timothy Barber
                                                    Title: Senior Vice President